Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Compensation and Trust Committees

Hudson United Bancorp and Subsidiaries Savings and Investment Plan

We have audited the accompanying statement of net assets available for benefits of the Hudson United Bancorp and Subsidiaries Savings and Investment Plan (the “Plan”) as of December 31, 2003.  The financial statement is the responsibility of the Plan’s management.  Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the Plan’s net assets available for benefits as December 31, 2003 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP New York, New York June 24, 2004